Exhibit (a)(5)(G)

PRESS RELEASE

Date	4 August 2016

Contact

Investor Relations, Galenica Group: Julien Vignot, Head Investor Relations

Media Relations, Galenica Group: Christina Hertig, Head Corporate Communications

Media Relations, Vifor Pharma: Beatrix Benz, Head Global Communications & Public Affairs

Subject	Galenica commences Tender Offer for Relypsa

Galenica commences Tender Offer for Relypsa

Galenica Group today announced that its indirect wholly owned subsidiary, Vifor Pharma USA Inc., is commencing today its previously announced tender offer for any and all outstanding shares of common stock of Relypsa, Inc. (NASDAQ: RLYP) at a price of USD 32.00 per share in cash, without interest and less applicable withholding taxes. The tender offer is being made in connection with the Agreement and Plan of Merger, dated July 20, 2016, among Galenica Ltd., Vifor Pharma USA Inc. and Relypsa, Inc.

The board of directors of Relypsa has determined that the offer is advisable and in the best interests of Relypsa and its stockholders and recommends that the stockholders of Relypsa accept the offer and tender their shares.

The tender offer is scheduled to expire at midnight New York time at the end of the day on Wednesday, August 31, 2016, unless extended.

The complete terms and conditions of the tender offer can be found in the Offer to Purchase, Letter of Transmittal and other related materials that will be filed by Galenica Ltd. and Vifor Pharma USA Inc. with the SEC on August 4, 2016. In addition, on August 4, 2016, Relypsa will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the offer.

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge by contacting MacKenzie Partners, Inc., the information agent for the tender offer, toll-free at +1-800-322-2885 (or at +1-212-929-5500 collect if you are located outside the U.S. and Canada), or by email to tenderoffer@MacKenziepartners.com, and, when they become available, at the website maintained by the SEC at www.sec.gov. American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer.

For further information, please contact:

Galenica Media Relations:	Galenica Investor Relations:
Christina Hertig, Head Corporate Communications Tel.: +41 58 852 85 17 E-mail: media@galenica.com	Julien Vignot, Head Investor Relations Tel.: +41 58 852 85 29 E-mail: investors@galenica.com

Vifor Pharma Media Relations: Beatrix Benz, Head of Global Communications & Public Affairs Tel.: +41 58 851 80 16 E-mail: media@viforpharma.com

Galenica Ltd.

P.O. Box ● Untermattweg 8 ● CH-3001 Bern

Phone +41 58 852 85 17 ● Fax +41 58 852 85 58

media@galenica.com ● www.galenica.com

The Galenica Group – excellence in the healthcare market

Date	4 August 2016

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Subject	Galencia commences Tender Offer for Relypsa

Galenica is a diversified Group active throughout the healthcare market which, among other activities, develops, manufactures and markets pharmaceutical products, runs pharmacies, provides logistical and database services and sets up networks. With its two Business units Vifor Pharma and Galenica Santé, the Galenica Group enjoys a leading position in all its core business activities. A large part of the Group’s income is generated by international operations. Galenica is listed on the Swiss Stock Exchange (SIX Swiss Exchange, GALN, security number 1,553,646).

Additional information concerning the Galenica Group can be found at www.galenica.com.

Vifor Pharma, a company of the Galenica Group, is a world leader in the discovery, development, manufacturing and marketing of pharmaceutical products for the treatment of iron deficiency. The company also offers a diversified portfolio of prescription medicines as well as over-the-counter (OTC) products. Vifor Pharma, headquartered in Zurich, Switzerland, has an increasingly global presence and a broad network of affiliates and partners around the world.

For more information about Vifor Pharma, please visit www.viforpharma.com.

Relypsa, Inc. is a biopharmaceutical company focused on the discovery, development and commercialisation of polymeric medicines for patients with conditions that are often overlooked and undertreated and can be addressed in the gastrointestinal tract. The Company’s first medicine, Veltassa® (patiromer) for oral suspension, was developed based on Relypsa’s rich legacy in polymer science. Veltassa is approved in the United States for the treatment of hyperkalaemia. Veltassa has intellectual property protection until 2030 in the United States and 2029 in the European Union.

More information is available at www.relypsa.com.

Additional Information

This press release and the description contained herein is for informational purposes only and is not a recommendation, an offer to buy, or the solicitation of an offer to sell any shares of Relypsa’s common stock or any other securities. Galenica and its indirect wholly owned subsidiary, Vifor Pharma USA Inc., will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase (the “Offer to Purchase”), a form of letter of transmittal (the “Letter of Transmittal”) and other related documents and, thereafter, Relypsa will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Galenica, Vifor Pharma USA Inc. and Relypsa intend to mail these documents to the stockholders of Relypsa. The offer to purchase shares of Relypsa’s common stock will only be made pursuant to the Offer to Purchase, the Letter of Transmittal and related documents filed as a part of the Schedule TO. THESE DOCUMENTS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND RELYPSA STOCKHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. Stockholders of Relypsa will be able to obtain a free copy of these documents (when they become available) and other documents filed by Relypsa, Galenica or Vifor Pharma USA Inc. with the SEC at the website maintained by the SEC at www.sec.gov. In addition, shareholders of Relypsa may obtain a free copy of these documents (when they become available) by (i) contacting Mackenzie Partners, Inc., the information agent for the tender offer, toll-free at 1-800-322-2885, or call collect +1-212-929- 5500 or by email to tenderoffer@mackenziepartners.com or (ii) visiting the “Investors” section of Relypsa’s website at http://investor.relypsa.com.

Date	4 August 2016

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Subject	Galencia commences Tender Offer for Relypsa

Forward-Looking Statements

The statements included in this press release contain forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, speak only as of the date they are made and include without limitation statements regarding the planned completion of the tender offer and the merger, statements regarding the anticipated filings and approvals relating to the tender offer and the merger, statements regarding the expected completion of the tender offer and the merger and statements regarding the ability of Vifor Pharma USA Inc. to complete the tender offer and the merger considering the various closing conditions. Galenica and Relypsa undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond the control of either company, including the following: (a) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (b) the inability to complete the transaction due to the failure to satisfy conditions to the transaction; (c) the risk that the proposed transaction disrupts current plans and operations; (d) difficulties or unanticipated expenses in connection with integrating Relypsa into Galenica; (e) the risk that the acquisition does not perform as planned; and (f) potential difficulties in employee retention following the closing of the transaction. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the public reports of each company filed or to be filed with the SEC or the SIX Swiss Exchange.